EATON VANCE NATIONAL MUNICIPAL OPPORTUNITIES TRUST

Supplement to Statement of Additional Information (“SAI”) dated July 28, 2022

EATON VANCE SENIOR INCOME TRUST

Supplement to SAI dated August 25, 2022

EATON VANCE FLOATING-RATE INCOME TRUST

Supplement to SAI dated September 27, 2022

EATON VANCE SENIOR FLOATING-RATE TRUST

Supplement to SAI dated March 31, 2023

Effective January 1, 2024:

1.       The following replaces the “Principal Officers who are not Trustees” table under “Trustees and Officers”:

Principal Officers who are not Trustees
Name and Year of Birth	Trust/Portfolio Position(s)	Length of Service	Principal Occupation(s) During Past Five Years
KENNETH A. TOPPING 1966	President	Since 2023	Vice President and Chief Administrative Officer of Eaton Vance and BMR and Chief Operating Officer for Public Markets at MSIM. Officer of 107 registered investment companies managed by Eaton Vance or BMR. Also Vice President of Calvert Research and Management (“CRM”) since 2021. Formerly, Chief Operating Officer for Goldman Sachs Asset Management ‘Classic’ (2009-2020).
DEIDRE E. WALSH 1971	Vice President and Chief Legal Officer	Since 2021	Vice President of Eaton Vance and BMR. Officer of 127 registered investment companies managed by Eaton Vance or BMR. Also Vice President of CRM and officer of 46 registered investment companies advised or administered by CRM since 2021.
JAMES F. KIRCHNER 1967	Treasurer	Since 2013	Vice President of Eaton Vance and BMR. Officer of 127 registered investment companies managed by Eaton Vance or BMR. Also Vice President of CRM and officer of 46 registered investment companies advised or administered by CRM since 2016.
NICHOLAS DI LORENZO 1987	Secretary	Since 2022	Officer of 127 registered investment companies managed by Eaton Vance or BMR. Formerly, associate (2012-2021) and counsel (2022) at Dechert LLP.
LAURA T. DONOVAN 1976	Chief Compliance Officer	Since 2024	Vice President of Eaton Vance and BMR. Officer of 127 registered investment companies managed by Eaton Vance or BMR.

December 22, 2023